Exhibit 99.1

900 North Michigan Avenue Suite 1600 Chicago, Illinois 60611
(312) 274-2000

Contacts:	Investors	Media
	G. Marc Baumann	Michael K. Wolf
	Executive Vice President and CFO	Executive Vice President and CAO
	(312) 274-2199	(312) 274-2070
	mbaumann@standardparking.com	mwolf@standardparking.com

Standard Parking Corporation Provides Management Update

Current Central Parking CEO James Marcum to

leave company following post-merger transition period

CHICAGO — Sept. 7, 2012 - Standard Parking Corporation (NASDAQ:  STAN), one of the nation’s leading providers of parking management, ground transportation and other ancillary services, today announced that James Marcum, the current Chief Executive Officer of Central Parking, will not serve as Chief Operating Officer of Standard Parking following the expected closing of the previously-announced merger of the two companies.  While Standard Parking and Mr. Marcum were unable to reach agreement on the terms of the Chief Operating Officer role, Mr. Marcum will remain an active member of the executive-level integration planning committee for as long as is determined to be ideal for the combined company, and for at least three months in all events, in order to facilitate a smooth and effective post-closing integration of the two companies.

James Wilhelm, President and Chief Executive Officer of Standard Parking explained, “On behalf of our company, I want to thank Jim Marcum for his exceptional leadership in helping to move this merger towards completion, which remains on track for a closing by the end of the quarter. We look forward to benefiting from his counsel as we complete the final stages of the merger and begin to integrate the companies after closing. We remain confident in the abilities of our combined leadership team to generate strong results and create tangible, compelling value for our stockholders.”

Mr. Marcum noted, “Both Standard Parking and Central Parking are great companies with strong management teams and a bright future. I have enjoyed working with the two teams on the transaction, and look forward to continuing to work with Jim and the team on the post-closing activities.”

About Standard Parking

Standard Parking is a leading national provider of parking facility management, ground transportation and other ancillary services. With approximately 12,000 employees, Standard Parking manages approximately 2,200 facilities, containing over 1.2 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 60 airports. More information can be found at www.standardparking.com.

More information about Standard Parking is available at http://ir.standardparking.com. You should not construe the information on this website to be a part of this release. Standard Parking’s annual reports filed on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company’s website.

More information about the transaction is accessible on our transaction specific website at: www.standardparkingevolution.com.

About Central Parking

Central Parking is a leader in parking management serving large and small property owners, infrastructure funds and governmental clients to maximize service, revenue and value creation.  With operations in 39 states and Puerto Rico, Central Parking’s locations include: mixed-use developments, office buildings, hotels, stadiums and arenas, airports, hospitals, universities, municipalities, and toll roads. In addition, through its USA Parking subsidiary, Central Parking is one of the premier valet operators in the nation with more four and five diamond luxury properties including hotels and resorts than any other valet competitor. Central Parking’s over one million parking spaces operate under the brands Central Parking System, CPS Parking, New South Parking and USA Parking. Central Parking is owned by affiliates of Kohlberg & Company, L.L.C., Lubert-Adler Partners, L.P. and Versa Capital Management, LLC.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding expectations for the combined company. The Company has tried to identify these statements by using words such as “expect,” “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and “will” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management’s control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the risk that the proposed business combination transaction between the Company and Central Parking is not completed on a timely basis or at all; the ability to integrate Central Parking into the business of the Company successfully and the amount of time and expense spent and incurred in connection with the integration; the risk that the economic benefits, cost savings and other synergies that the Company anticipates as a result of the transaction are not fully realized or take longer to realize than expected; the risk that the Company or Central Parking may be unable to obtain antitrust or other regulatory clearance required for the transaction, or that required antitrust or other regulatory clearance may delay the transaction or result in the imposition of conditions that could adversely affect the operations of the combined company or cause the parties to abandon the transaction; intense competition; the loss, or renewal on less favorable terms, of management contracts and leases; adverse litigation judgments or settlements; the loss of key employees; changes in general economic and business conditions or demographic trends; the impact of public and private regulations; financial difficulties or bankruptcy of major clients; insurance losses that are worse than expected or adverse events not covered by insurance; labor disputes; extraordinary events affecting parking at facilities that the Company manages, including emergency safety measures, military or terrorist attacks, cyber terrorism and natural disasters; the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to or with our competitors or clients of our competitors; uncertainty in the credit markets; availability, terms and deployment of capital; and the Company’s ability to obtain performance bonds on acceptable terms.

For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

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